Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
SECOND RESTATEMENT OF THE RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF
CASEY’S GENERAL STORES, INC.

To the Secretary of State of the State of Iowa:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby amends its Second Restatement of the Restated and Amended Articles of Incorporation (the “Articles of Incorporation”), and for that purpose submits the following statement:

1.    The name of the corporation is Casey’s General Stores, Inc. (the “Company”).

2.    The text of the amendment is attached hereto as Annex A.

3.
The amendment was adopted and approved by the Company’s Board of Directors on March 8, 2019, and adopted and approved by the Company’s shareholders on September 4, 2019, as required by Chapter 490 of the Iowa Code and by the Articles of Incorporation.

4.	The amendments do not provide for an exchange, reclassification or cancellation of issued shares.

Dated: September 4, 2019

CASEY'S GENERAL STORES, INC.

By:	/s/ Darren M. Rebelez
Darren M. Rebelez
President and Chief Executive Officer

ANNEX A

Article V, subsection A of the Articles of Incorporation is hereby amended by deleting present Article V, subsection A thereof and by inserting, in lieu thereof, the following provision as a new Article V, subsection A:

A.    The number of directors of the Corporation shall be not fewer than seven (7) and not greater than twelve (12) with the precise number of directors to be determined by the Board of Directors from time to time. Vacancies in the Board of Directors or new directorships created by an increase in the number of directors shall be filled by election by a majority of the remaining members of the Board, though less than a quorum, and the person filling such vacancy or newly-created directorship shall serve until the next annual shareholders’ meeting following their election and until their successor is elected and qualified.